Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

15 March 2021

Matter No.: 366994

+1 441 298 7859

chiara.nannini@conyers.com

PartnerRe Ltd.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Sirs

Re: PartnerRe Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering to be made pursuant to the base prospectus dated 6 June 2019 (the "Base Prospectus"), as supplemented by the prospectus supplement dated 9 March 2021 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on Form F-3 (Registration Number 333-231716) (the "Registration Statement" which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 23 May 2019 relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 8,000,000 shares, in the aggregate, of its 4.875% Fixed Rate Non-Cumulative Redeemable Preferred Shares, Series J, par value US$1.00 per share, with a liquidation value of $25.00 per share (the “Shares”) in accordance with the terms of the underwriting agreement, dated 9 March 2021 by and between the Company and Representatives (as defined therein), as representatives of the several underwriters listed in Schedule I (the “Underwriting Agreement”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1	the Registration Statement;

1.2	the Base Prospectus;

1.3	the Prospectus Supplement;

1.4	the Underwriting Agreement; and

1.5	the Certificate of Designations relating to the Shares dated 15 March 2021 (the “Certificate of Designation”).

The documents listed in items 1.1, 1.4 and 1.5 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 15 March 2021;

1.2.	copies of written resolutions of its directors dated 5 March 2021, each certified by the Assistant Secretary of the Company on 15 March 2021 and a written confirmation of an Authorised Officer of the Company dated 15 March 2021 (the "Resolutions");

1.3.	a copy of the Certificate of Designation;

1.4.	the notice to the public issued by the Bermuda Monetary Authority dated 1 June 2005; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

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2.6.	that upon the issue of the Shares, the Company will receive consideration for the full issue price thereof;

2.7.	at the time of issuance of the Shares, the Bermuda Monetary Authority will not have revoked or amended its Consent; and

2.8.	that on the date of issuance of the Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority under the Companies Act 1981 or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Shares have been duly authorised and, when issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report of Foreign Private Issuer on Form 6-K on the date hereof, which Form 6-K will be incorporated by reference into the Registration Statement, and to all references to our firm under the caption “Validity of the Preferred Shares” in the Prospectus Supplement and “Enforcement of Civil Liabilities under United States Federal Securities Laws” and “Validity of Securities” in the Base Prospectus, each forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

Conyers Dill & Pearman Limited

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